UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 9, 2006

KENDLE INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

Ohio	000-23019	31-1274091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 Vine Street, Suite 1200, Cincinnati, Ohio 45202
(Address of principal executive offices)

(513) 381-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Stock Purchase Agreement

        On May 9, 2006, Kendle International Inc. (the “Company”) entered into a Stock Purchase Agreement, between the Company and Charles River Laboratories International, Inc., a Delaware corporation (“Charles River Laboratories”), pursuant to which the Company will acquire 100% of the capital stock of Inveresk Research Inc., a Delaware corporation (“Inveresk”), and Charles River Laboratories Clinical Services GmbH, a German limited liability company (together with Inveresk and, together with their subsidiaries, the “Acquired Businesses”). The Acquired Businesses comprise all of the Phase II-IV clinical services business of Charles River Laboratories. The aggregate purchase price for the acquisition of the Acquired Businesses, subject to a working capital adjustment at closing, is $215 million in cash.

        The Stock Purchase Agreement has been approved and adopted by the Company’s Board of Directors. The closing of the transaction is subject to customary conditions, including, but not limited to, (i) expiration or termination of the applicable Hart-Scott-Rodino waiting period, (ii) absence of any court order or decree or law prohibiting the closing, and (iii) subject to certain exceptions, the accuracy of representations and warranties. The Stock Purchase Agreement contemplates that the acquisition must be completed by August 31, 2006.

        The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference. The Stock Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Stock Purchase Agreement contains representations and warranties that the parties to the Stock Purchase Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Stock Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Stock Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Commitment Letter

        In connection with the execution of the Stock Purchase Agreement, on May 9, 2006, the Company entered into a commitment letter (the “Commitment Letter”) with UBS Loan Finance LLC and UBS Securities LLC (collectively, “UBS”). Under the Commitment Letter, UBS has agreed to provide the Company senior secured credit facilities of up to $225 million. These committed credit facilities will be comprised of (i) a senior secured term loan facility of up to $200 million and (ii) a senior secured revolving credit facility of up to $25 million. After closing, the Company may request that the amount available under the revolving credit facility be increased to $40 million. Any such increase is subject to the approval of UBS and no lender is required to increase its commitment. Indebtedness under these facilities will be guaranteed by all of the existing and future direct and indirect subsidiaries of the Company, subject to certain exceptions. These credit facilities will be used by the Company, in part: to fund the acquisition consideration; to refinance existing indebtedness of the Company and the Acquired Businesses; to pay fees, commissions, and expenses in connection with the acquisition; and, following the acquisition, to provide ongoing working capital requirements of the Company and its subsidiaries.

        The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

        On May 9, 2006, the Company issued a press release announcing its entry into a definitive agreement to acquire 100% of the capital stock of the Acquired Businesses. A copy of the press release is attached as Exhibit 99.1. Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (referred to as the Exchange Act), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Stock Purchase Agreement between the Company and Charles River Laboratories International, Inc., dated as of May 9, 2006.

10.1	Commitment Letter dated May 9, 2006 by and among the Company, UBS Loan Finance LLC and UBS Securities LLC.

99.1	Press Release dated May 9, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2006	KENDLE INTERNATIONAL INC. BY: /s/ Anthony L. Forcellini —————————————— Anthony L. Forcellini Vice President, Strategic Development and Treasurer